EXHIBIT 99.1

Calumet Specialty Products Partners, L.P. Announces the Addition of Dan Sheets to Board of Directors

INDIANAPOLIS — (PR NEWSWIRE) — November 2nd, 2018 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Company”, “Partnership” or “Calumet”), a leading independent producer of specialty hydrocarbon and fuels products, today announced Daniel (Dan) L. Sheets has been appointed to the Board of Directors of Calumet’s general partner, Calumet GP, LLC as of October 29th, 2018.
Mr. Sheets retired in 2018 following a 39-year career in the specialty chemical industry. The last 33 years of Mr. Sheets’ career was spent working in various commercial, business development and general management capacities for Lubrizol, serving as the President of Lubrizol Additives for the last ten years. Through Mr. Sheets’ tenure as President of Lubrizol Additives, he served as the head of a $4 billion business. Prior to his role as President he served as the primary manager of Lubrizol’s engine oils business, the Company’s largest business unit, where he successfully executed a significant business turnaround and margin enhancement initiative. Previous to his time spent in Lubrizol’s core lubricants business, he began and led an additives division that served the paints, performance coatings, and inks industries and managed the division through multiple business acquisitions.
“I would like to personally welcome Dan to Calumet and thank him for his commitment to our Partnership,” said Tim Go, CEO of Calumet Specialty. “Dan brings 39 years of industry experience and knowledge of the specialty chemical and lubricants business to our Board of Directors, and his appointment is reflective of the direction in which our business is evolving. His extensive experience and insights will be highly-valued as we continue our transformation to become the premier specialty products company in the marketplace.”
The Board of Directors of Calumet GP, LLC is currently comprised of seven members. Mr. Sheets joins as the eighth Director and the fourth independent Director serving on the Board.
Mr. Sheets holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.
About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.
For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com